Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 and Section 30(h) of the Investment Company Act of 1940, and the rules thereunder, require the directors and officers of the Archstone Alternative
Solutions Fund (the Fund) as well as beneficial owners of more than
 10% of the equity securities of the Fund (collectively, Reporting Persons) file with the SEC reports of their beneficial ownership and changes in their beneficial ownership of the Funds securities. Based solely on its review of the copies of such reports, the Fund believes that the following Reporting Persons filed late Form
 3s during the fiscal year ended March 31, 2016: Joseph Pignatelli, Alfred Shuman (with respect to one transaction), Andrew Small, Anthony
 Artabane, Spencer Boggess, A.P. Management Company LLC (with respect to one transaction) and Stanley Shuman (with respect to one transaction). Additionally, the Fund believes that the following Reporting Persons filed late Form 4s during the fiscal year ended March 31, 2016: Joseph Pignatelli (with respect to two transactions) and Andrew Small (with respect to one transaction).